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                                                                    EXHIBIT 23.2


                         CONSENT OF INDEPENDENT AUDITORS


We consent in this Post-Effective Amendment No. 1 to the Registration Statement (Form S-3 No. 333-103349) to the reference to our firm under the caption "Experts" in Amendment No. 1 to the Registration Statement (Form S-3 No. 333-103349) and the related Prospectus of Newfield Exploration Company filed with the Securities and Exchange Commission on April 4, 2003, and to the incorporation by reference therein of our report dated February 20, 2002, except for Note 25 as to which the date is March 11, 2002, with respect to the consolidated financial statements of EEX Corporation included in its Annual Report on Form 10-K for the year ended December 31, 2001, filed with the Securities and Exchange Commission.



/s/ Ernst & Young LLP


Houston, Texas
May 27, 2003